      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 5, 2000
                                                      REGISTRATION NO. 333-39316
================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                ----------------


                                AMENDMENT NO. 1
                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                                ----------------


                               SANMINA CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                       DELAWARE                                77-0228183
            (State or other jurisdiction of                 (I.R.S. Employer
            incorporation or organization)               Identification Number)

  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                  RANDY W. FURR
                                  PRESIDENT AND
                             CHIEF OPERATING OFFICER
                               SANMINA CORPORATION
                             2700 NORTH FIRST STREET
                           SAN JOSE, CALIFORNIA 95134
                                 (408) 964-3500

           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                   COPIES TO:

                          CHRISTOPHER D. MITCHELL, ESQ.
                               JON P. LAYMAN, ESQ.
                        WILSON SONSINI GOODRICH & ROSATI
                            PROFESSIONAL CORPORATION
                               650 PAGE MILL ROAD
                               PALO ALTO, CA 94304
                                 (650) 493-9300


  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE


=================================================================================================================
                                                                 PROPOSED        PROPOSED
    TITLE OF EACH CLASS                           AMOUNT          MAXIMUM         MAXIMUM
     OF SECURITIES TO                              TO BE      OFFERING PRICE     AGGREGATE       AMOUNT OF
       BE REGISTERED                           REGISTERED(1)   PER SHARE(1)   OFFERING PRICE  REGISTRATION FEE(2)
-----------------------------------------------------------------------------------------------------------------
Common Stock $0.01 par value..............   2,005,231 shares   $83.7813        $168,000,860    $44,352
=================================================================================================================




(1) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low sales prices as reported on the Nasdaq National Market on June 27, 2000.

(2)     $40,099 of the registration fee was previously paid.

                                ----------------

        THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SEC ACTING PURSUANT TO SAID SECTION 8(a) MAY DETERMINE.

        THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

================================================================================

                   SUBJECT TO COMPLETION, DATED JULY 5, 2000
                                2,005,231 SHARES
                               SANMINA CORPORATION
                                  COMMON STOCK


THE SHARES OFFERED IN THIS PROSPECTUS INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 6 OF THIS PROSPECTUS FOR INFORMATION THAT YOU SHOULD CONSIDER BEFORE PURCHASING THESE SECURITIES.


Our common stock is quoted on the Nasdaq National Market System under the symbol "SANM". On June 27, 2000, the average for the high and low price of our common stock on the Nasdaq was $83.7813 per share.


The selling stockholders, who acquired these shares when Sanmina acquired Essex AB, may offer and sell these shares from time to time.

                               -----------------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                  The date of this Prospectus is July 5, 2000.

                                TABLE OF CONTENTS


                                                                            PAGE
                                                                            ----
Summary.....................................................................  5
Risk Factors................................................................  6
Use of Proceeds............................................................. 11
Selling Stockholders........................................................ 11
Plan of Distribution........................................................ 12
Legal Matters............................................................... 13
Experts..................................................................... 13
Where You Can Find Additional Information................................... 13
Information Incorporated by Reference....................................... 13
Indemnification of Directors and Officers................................... 16


                                ----------------

        You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell shares of common stock and seeking offers to buy shares of common stock, only in those jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our common stock.

        In this prospectus, "Sanmina," "we," "us," and "our" refer to Sanmina Corporation and its subsidiaries.

                               PROSPECTUS SUMMARY

        You should read the following summary together with the more detailed information regarding us and the common stock being sold in this offering, including "Risk Factors" and in the documents incorporated by reference in this prospectus.

        We are a leading independent provider of customized integrated electronic manufacturing services, known as EMS, including turnkey electronic assembly and manufacturing management services, to original equipment manufacturers, or OEMs, in the electronics industry. Our electronics manufacturing services consist primarily of the manufacture of complex printed circuit board assemblies using surface mount and pin-through-hole interconnection technologies, the manufacture of custom designed backplane assemblies, fabrication of complex multi-layered printed circuit boards, electronic enclosure systems and testing and assembly of completed systems. In addition to assembly, turnkey manufacturing management also involves procurement and materials management, as well as consultation on printed circuit board design and manufacturing. Through our Sanmina Cable Systems business, we also manufacture custom cable and wire harness assemblies for electronic industry OEMs. In addition, we have recently developed an enclosure systems business which manufactures and assembles metal enclosures that house large electronic systems and subsystems.

        Surface mount and pin-through-hole printed circuit board assemblies are printed circuit boards on which various electronic components, such as integrated circuits, capacitors, microprocessors and resistors, have been mounted. These assemblies are key functional elements of many types of electronic products. Backplane assemblies are large printed circuit boards on which connectors are mounted to interconnect printed circuit boards, integrated circuits and other electronic components. Our interconnect products generally require greater manufacturing expertise and have shorter delivery cycles than mass produced interconnect products and therefore typically have higher profit margins.

        Our customers include leading OEMs in the communications, medical and industrial instrumentation and high-speed computer sectors. Our principal customers include Alcatel, Cisco Systems, Motorola, Nortel Networks and Tellabs.

        We locate our manufacturing facilities near our customers and, increasingly, our customers' end users. Our assembly plants are located in Northern California, Richardson, Texas, the greater Boston, Massachusetts area, Manchester, New Hampshire, Durham, North Carolina, Guntersville, Alabama, Calgary, Alberta, Canada and Dublin, Ireland. Our printed circuit board fabrication facilities are located in Northern California, Southern California, the greater Boston, Massachusetts area and Nashua, New Hampshire. Sanmina Cable Systems' principal manufacturing facility is located in Carrollton, Texas. Our principal enclosure manufacturing facilities are located in the Toronto, Canada area.

        We have pursued and intend to continue to pursue business acquisition opportunities, particularly when these opportunities have the potential to enable us to increase our net sales while controlling operating expenses, to access new customers, technologies or geographic markets, to implement our vertical integration strategy and to obtain facilities and equipment on terms more favorable than those generally available in the market. In particular, we expect that we will continue to pursue opportunities to acquire assembly operations being divested by electronics industry OEMs, particularly those in the communications sector.

        We were formed in 1989 to acquire the printed circuit board and backplane operations of our predecessor company, which had been in the printed circuit board and backplane business since 1980. Our principal offices are located at 2700 North First Street, San Jose, California 95134. Our telephone number at this location is (408) 964-3500. Our world wide web site is located at www.sanmina.com.

        Sanmina and the Sanmina logo are trademarks of Sanmina. Trademarks of other corporations that are referred to in this prospectus are the property of their respective owners.

RECENT DEVELOPMENTS

        In October and November 1999, we completed the acquisition of two former Nortel Networks electronics assembly operations located in Calgary, Alberta, Canada and Chateaudun, France for a cash purchase price of approximately $61.4 million. In October 1999, we completed the acquisition of the electronics enclosure systems business of Devtek Electronics for a purchase price of approximately $26.5 million. In March 2000, we acquired a printed circuit board assembly operation located principally in San Antonio, Texas from Harris Corporation and an electronic enclosure operation located in Clinton, North Carolina from Alcatel USA. In April 2000, we entered into a merger agreement with Hadco Corporation, a manufacturer of sophisticated electronic interconnect products which operates principally in Salem, New Hampshire. Completion of the Hadco transaction is subject to several closing conditions, including the approval of Hadco's stockholders. We expect the Hadco transaction to be completed in June 2000. In May 2000, we acquired Essex AB, an electronic manufacturing services supplier with operations in Sundsvall, Sweden and Aanekoski, Tikkakoski, Finland.


                                  RISK FACTORS

        You should carefully consider the following risks before making an investment decision. The risks described below are not the only ones we face. Any of the following risks could seriously harm our business, financial condition and operating results. As a result, these risks could cause the decline of the trading price of our common stock, and you may lose all or part of the value of your investment. You should also refer to the other information set forth in this prospectus.

WE ARE HEAVILY DEPENDENT ON THE ELECTRONICS INDUSTRY, AND CHANGES IN THE INDUSTRY COULD HARM OUR BUSINESS AND OPERATING RESULTS.

        Our business is heavily dependent on the health of the electronics industry. Our customers are manufacturers in the communications, industrial and medical instrumentation and high-speed computer systems segments of the electronics industry. These industry segments, and the electronics industry as a whole, are subject to rapid technological change and product obsolescence. Our customers can discontinue or modify products containing components manufactured by us. Any discontinuance or modification of orders or commitments could harm our operating results. The electronics industry is also subject to economic cycles and has in the past experienced, and is likely in the future to experience, recessionary periods. A general recession in the electronics industry could harm our business and operating results.

WE TYPICALLY DO NOT OBTAIN LONG-TERM VOLUME PURCHASE COMMITMENTS FROM CUSTOMERS, AND CANCELLATIONS AND RESCHEDULING OF PURCHASE ORDERS COULD HARM OUR OPERATING RESULTS AND CAUSE OUR STOCK PRICE TO DECLINE.

        We typically do not obtain long-term volume purchase contracts from our customers and have recently experienced reduced lead times in customer orders. Customer orders may be canceled and volume levels may be changed or delayed. For example, we experienced certain cancellation and rescheduling of shipment dates of customer orders during the fourth fiscal quarter of 1998. As a result, our results of operations for that quarter failed to meet the expectations of stock market analysts, and the price of our common stock declined. We cannot assure you that we will be able to replace canceled, delayed or reduced contracts with new business. As a result, future cancellations or rescheduling of orders or commitments could cause our operating results to be below expectations, which would likely cause our stock price to decline.

OUR RESULTS OF OPERATIONS CAN BE AFFECTED BY A VARIETY OF FACTORS, WHICH COULD CAUSE OUR OPERATING RESULTS TO FAIL TO MEET EXPECTATIONS AND OUR STOCK PRICE TO DECLINE.

        Our results of operations have varied and may continue to fluctuate significantly from period to period, including on a quarterly basis. Our operating results are affected by a number of factors. These factors include:

        -   timing of orders from major customers;

        - mix of products ordered by and shipped to major customers, including the mix between backplane assemblies and printed circuit board assemblies;

        -   the volume of orders as related to our capacity;

        -   pricing and other competitive pressures;

        - component shortages, which could cause us to be unable to meet customer delivery schedules;

        -   our ability to effectively manage inventory and fixed assets; and

        -   our ability to time expenditures in anticipation of future sales.

        Our results are also affected by general economic conditions in the electronics industry. Our results can also be significantly influenced by development and introduction of new products by our customers. From time to time, we experience changes in the volume of sales to each of our principal customers, and operating results may be affected on a period-to-period basis by these changes. Our customers generally require short delivery cycles, and a substantial portion of our backlog is typically scheduled for delivery within six months. Quarterly sales and operating results therefore depend in large part on the volume and timing of bookings received during the quarter, which are difficult to forecast. Our backlog also affects its ability to plan production and inventory levels, which could lead to fluctuations in operating results. In addition, a significant portion of our operating expenses are relatively fixed in nature and planned expenditures are based in part on anticipated orders. Any inability to adjust spending quickly enough to compensate for any revenue shortfall may magnify the adverse impact of such revenue shortfall on our results of operations. Results of operations in any period should not be considered indicative of the results to be expected for any future period. In addition, fluctuations in operating results may also result in fluctuations in the price of our common stock.

WE ARE DEPENDENT ON A SMALL NUMBER OF CUSTOMERS FOR A LARGE PORTION OF OUR REVENUES, AND DECLINES IN SALES TO MAJOR CUSTOMERS COULD HARM OUR OPERATING RESULTS.

        A small number of customers are responsible for a significant portion of our net sales. During the first quarter of fiscal year 2000, fiscal year 1999 and fiscal year 1998, sales to our ten largest customers accounted for 62%, 54% and 53%, respectively, of our net sales. For the first quarter of fiscal 2000, sales to Nortel Networks and Cisco Systems each represented more than 10% of our net sales. For fiscal 1999, sales to Cisco Systems represented more than 10% of our net sales. For fiscal 1998, sales to Cisco Systems and DSC Communications (now a subsidiary of Alcatel USA) represented more than 10% of our net sales. Although we cannot assure you that our principal customers will continue to purchase products and services from us at current levels, if at all, we expect to continue to depend upon our principal customers for a significant portion of our net sales. Our customer concentration could increase or decrease, depending on future customer requirements, which will be dependent in large part on market conditions in the electronics industry segments in which our customers participate. The loss of one or more major customers or declines in sales to major customers could significantly harm our business and operating results and lead to declines in the price of our common stock.

WE ARE SUBJECT TO RISKS ASSOCIATED WITH OUR STRATEGY OF ACQUISITIONS, AND RISKS ASSOCIATED WITH ACQUISITIONS COULD HARM OUR OPERATING RESULTS AND CAUSE OUR STOCK PRICE TO DECLINE.

        We have, for the past several fiscal years, pursued a strategy of growth through acquisitions. This growth has come in large part through acquisitions. These acquisitions have involved both acquisitions of entire companies, such as the January 1996 acquisition of Golden Eagle Systems, now known as Sanmina Cable Systems, the November 1997 acquisition of Elexsys International, Inc., the February 1998 acquisition of Pragmatech, Inc., the November 1998 acquisition of Altron, Incorporated, the December 1998 acquisition of Telo Electronics, Inc., the March 1999 acquisition of Manu-Tronics, Inc. and the May 2000 acquisition of Essex AB. In April 2000, we also entered into an agreement to acquire Hadco Corporation.

        In addition, we have in other instances acquired selected assets, principally equipment, inventory and customer contracts and, in certain cases, facilities or facility leases. Acquisitions of this nature completed by us include the November 1996 acquisitions of the Guntersville, Alabama operations of Comptronix Corporation and certain assets of the custom manufacturing services division of Lucent Technologies. In October and November 1999, we acquired electronics assembly operations of Nortel Networks located in Calgary, Canada and Chateaudun, France. In October 1999, we also acquired the electronics enclosure systems business of Devtek, located in Toronto, Canada. In March 2000, we acquired a printed circuit board assembly operation located principally in San Antonio, Texas from Harris Corporation and an electromechanical assembly operation located in Clinton, North Carolina from Alcatel USA. Acquisitions of companies and businesses and expansion of operations involves certain risks, including the following:

        - the potential inability to successfully integrate acquired operations and businesses or to realize anticipated synergies, economies of scale or other value;

        -   diversion of management's attention;

        - difficulties in scaling up production at new sites and coordinating management of operations at new sites;

        - the possible need to restructure, modify or terminate customer relationships of the acquired company; and

        -   loss of key employees of acquired operations.

        Accordingly, we may experience problems in integrating the recently acquired operations or operations associated with any future acquisition. We therefore can not assure you that any recent or future acquisition will result in a positive contribution to our results of operations. Furthermore, we can not assure you that we will realize value from any acquisition which equals or exceeds the consideration paid. In particular, the successful combination of us and any businesses we acquire in the future will require substantial effort from each company, including the integration and coordination of sales and marketing efforts. The diversion of the attention of management and any difficulties encountered in the transition process, including, the interruption of, or a loss of momentum in, the activities of any future acquisition, problems associated with integration of management information and reporting systems, and delays in implementation of consolidation plans, could harm our ability to realize the anticipated benefits of any future acquisition. Any failure of ours to realize the anticipated benefits of our acquisitions could harm our business and operating results, and could cause the price of our common stock to decline. In addition, future acquisitions may result in dilutive issuances of equity securities, the incurrence of additional debt, large one-time write-offs and the creation of goodwill or other intangible assets that could result in amortization expense. These factors could harm our business and operating results and cause the price of our common stock to decline.

        In addition, we have pursued and expect to continue to pursue opportunities to acquire assembly operations being divested by electronics industry OEMs. We expect that competition for these opportunities among electronics manufacturing services firms will be intense because these transactions typically enable the acquiror to enter into long-term supply arrangements with the divesting OEM. Accordingly, our future results of operations could be harmed if we are not successful in attracting a significant portion of the OEM divestiture transactions we pursue. In addition, due to the large scale and long-term nature of supply arrangements typically entered into in OEM divestiture transactions and because cost reductions are generally a major reason why the OEM is divesting operations, pricing of manufacturing services may be less favorable to the manufacturer than in standard contractual relationships. For example, we experienced declines in gross margins in the first quarter of fiscal 2000 due to our increase in sales to Nortel under our supply agreement relating to the operations we acquired. As we enter into new OEM divestiture transactions, we may experience further erosion in gross margins.

        Our pending transaction with Hadco Corporation is not yet complete. Completion of the Hadco transaction is subject to several conditions, including the approval of Hadco's stockholders. We expect the Hadco transaction to be completed in June 2000. If this transaction does not close in the time frame we anticipate, or if it is not completed at all, our future operating results will be harmed and the price of our common stock could decline.

WE MAY EXPERIENCE COMPONENT SHORTAGES, WHICH WOULD CAUSE US TO DELAY SHIPMENTS TO CUSTOMERS, RESULTING IN POTENTIAL DECLINES IN REVENUES AND OPERATING RESULTS.

        Recently, a number of components purchased by us and incorporated into assemblies and subassemblies we produce have been the subject of shortages. These components include application-specific integrated circuits, capacitors and connectors. Unanticipated component shortages caused us to be unable to make certain scheduled shipments to customers in the first quarter of fiscal 2000 and may do so in the future. As a result, we would experience a shortfall in revenues. We could also experience negative customer goodwill due to the delay in shipment. Component shortages may also increase our cost of goods due to premium charges we must pay to purchase components in short supply and due to changes in the mix of assemblies shipped to customers. For example, shortages in certain components negatively affected our operating results and contributed to an increase in inventory levels during the first quarter of fiscal 2000. Accordingly, component shortages could harm our operating results for a particular fiscal period due to the resulting revenue shortfall or cost increase and could also damage customer relationships over a longer-term period.

WE ARE SUBJECT TO COMPETITION AND TECHNOLOGICAL CHANGE, AND OUR BUSINESS MAY BE HARMED BY COMPETITIVE PRESSURES AND FAILURE TO ADAPT TO TECHNOLOGICAL CHANGES.

        The electronic interconnect product industry is highly fragmented and characterized by intense competition. We compete in the technologically advanced segment of the interconnect product market, which is also highly competitive but is much less fragmented than the industry as a whole. Our competitors consist primarily of larger manufacturers of interconnect products, and some of these competitors have greater manufacturing and financial resources than us as well as greater surface mount assembly capacity. As a participant in the interconnect industry, we must continually develop improved manufacturing processes to accommodate our customers' needs for increasingly complex products. During periods of recession in the electronics industry, our competitive advantages in the areas of quick turnaround manufacturing and responsive customer service may be of reduced importance to electronics OEMs, who may become more price sensitive. In addition, captive interconnect product manufacturers seek orders in the open market to fill excess capacity, thereby increasing price competition.

        In addition, we may be at a competitive disadvantage with respect to price when compared to manufacturers with lower cost structures, particularly those with offshore facilities where labor and other costs are lower. We do not currently have offshore facilities in lower cost locations, such as Asia and Latin America. Although we plan to establish other offshore facilities, we may not do so in time to be competitive.

ENVIRONMENTAL MATTERS ARE A KEY CONSIDERATION IN OUR BUSINESS, AND FAILURE TO COMPLY WITH THE REQUIREMENTS OF ENVIRONMENTAL LAWS COULD HARM OUR BUSINESS.

        Proper waste disposal is a major consideration for printed circuit board manufacturers because metals and chemicals are used in the manufacturing process. Water used in the printed circuit board manufacturing process must be treated to remove metal particles and other contaminants before it can be discharged into the municipal sanitary sewer system. In addition, although the electronics assembly process generates significantly less waste water than printed circuit board fabrication, maintenance of environmental controls is also important in the electronics assembly process. Each of our printed circuit board and electronics assembly plants has personnel responsible for monitoring environmental compliance. These individuals report to our Director of Environmental Compliance, who has overall responsibility for environmental matters. Each plant operates under effluent discharge permits issued by the appropriate governmental authority. These permits must be renewed periodically and are subject to revocation in the event of violations of environmental laws. There can be no assurance that violations will not occur in the future as a result of human error, equipment failure or other causes. In the event of a future violation of environmental laws, we could be held liable for damages and for the costs of remedial actions and could be also subject to revocation of effluent discharge permits. Any such revocation could require us to cease or limit production at one or more of our facilities, which would harm our operating results. We are also subject to environmental laws relating to the storage, use and disposal of chemicals, solid waste and other hazardous materials as well as air quality regulations. Furthermore, environmental laws could become more stringent over time, and the costs of compliance with and penalties associated with violation of more stringent laws could be substantial.

WE ARE SUBJECT TO ENVIRONMENTAL CONTINGENCIES AT SITES OPERATED BY ACQUIRED COMPANIES AND COULD INCUR SUBSTANTIAL COSTS FOR ENVIRONMENTAL REMEDIATION AND RELATED ACTIVITIES AT THESE SITES.

        In November 1997, we acquired Elexsys International, Inc. which became our wholly-owned subsidiary. Several facilities owned or occupied by Elexsys at the time of the merger, or formerly owned or occupied by Elexsys or companies acquired by Elexsys, had either soil contamination or contamination of groundwater underneath or near the facility including the following: contamination was discovered at Elexsys' Irvine, California facility in 1989 and Elexsys voluntarily installed a groundwater remediation system at the facility in 1994. Additional investigation is being undertaken by other parties in the area at the request of the California Regional Water Quality Control Board. It is unknown whether any additional remediation activities will be required as a result of such investigations or whether any third party claims will be brought against us alleging that they have been damaged in any way by the existence of the contamination at the Irvine facility. We have been required by the California Department of Toxic Substances Control to undertake investigation of soil and/or groundwater at certain facilities formerly owned or occupied by a predecessor company to Elexsys in Mountain View, California. Depending upon the results of this soil sampling and groundwater testing, we could be ordered to undertake soil and/or groundwater cleanup. To date, we have not been ordered to undertake any soil or groundwater cleanup activities at the Mountain View facilities, and we do not believe any such activities should be required. Test results received to date are not sufficient to enable us to determine whether or not such cleanup activities are likely to be mandated.

        Contamination has also been discovered at other current and former Elexsys facilities and has been reported to the relevant regulatory agencies. No remediation or further investigation of such contamination has been required by regulatory agencies. To date, the cost of the various investigations and the cost of operating the remediation system at the Irvine facility have not been material to our financial condition. However, in the event we are required to undertake additional groundwater or soil cleanup, the costs of such cleanup are likely to be substantial. We are currently unable to estimate the amount of such soil and groundwater cleanup costs because no soil or groundwater cleanup has been ordered and we cannot determine from available test results what remediation activities, if any, are likely to be required. We believe, based on the limited information currently available, that the cost of any groundwater or soil clean-up that may be required would not harm our business, financial condition and results of operations. Nevertheless, the process of remediating contaminated soil and groundwater is costly, and if we are required to undertake substantial remediation activities at one or more of the former Elexsys facilities, there can be no assurance that the costs of such activities would not harm our business, financial condition and results of operations.

        In November 1998, we acquired Altron Incorporated which became a wholly owned subsidiary of ours. Altron was advised in 1993 by Olin Corporation that contamination resulting from activities of prior owners of property owned by Olin Corporation and located close to the Altron manufacturing plant in Wilmington, Massachusetts, had migrated under the Altron plant. Olin has assumed full responsibility for any remediation activities that may be required and has agreed to indemnify and hold Altron harmless from any and all costs, liabilities, fines, penalties, charges and expenses arising from and relating to any action or requirement, whether imposed by statute, ordinance, rule, regulation, order, decree or by general principles of law to remediate, clean up or abate contamination emanating from the Olin site. Although we believe that Olin's assumption of responsibility will result in no remediation cost to Altron from the contamination, there can be no assurance that Altron will not be subject to some costs regarding this matter, but we do not anticipate that such costs, if any, will be material to its financial condition or results of operations.

        We have been notified by the County of Santa Clara, California that the county in conjunction with the Environmental Protection Agency is seeking approximately $1,600,000 million in fines for waste water discharge and other related violations that have allegedly occurred during the past two years at one of our plants in Santa Clara. No remediation or further investigation of such contamination has been required by regulatory agencies.

        We have been named as a potentially responsible party at several contaminated disposal sites as a result of the past disposal of hazardous waste by companies acquired by us or their corporate predecessors. While liabilities for such historic disposal activities have not been material to our financial condition to date, there can be no guarantee that past disposal activities will not result in material liability to us in the future.

HADCO IS SUBJECT TO ENVIRONMENTAL CONTINGENCIES AT SITES CURRENTLY OR FORMERLY OPERATED BY IT AND COULD INCUR SUBSTANTIAL COSTS FOR ENVIRONMENTAL REMEDIATION AND RELATED ACTIVITIES AT THESE SITES.

     In April 2000, we entered into an agreement to acquire Hadco Corporation. Hadco is aware of certain chemicals that exist in the ground at certain of its facilities. Hadco has notified various governmental agencies and continues to work with them to monitor and resolve these matters. During March 1995, Hadco received a Record Of Decision (ROD) from the New York State Department of Environmental Conservation (NYSDEC), regarding soil and groundwater contamination at its Owego, New York facility. Based on a Remedial Investigation and Feasibility Study (RIFS) for apparent on-site contamination at that facility and a Focused Feasibility Study (FFS), each prepared by environmental consultants of Hadco, the NYSDEC has approved a remediation program of groundwater withdrawal and treatment and iterative soil flushing. Hadco has executed a Modification of the Order on Consent to implement the approved ROD. Capital equipment for this remediation has already been acquired by Hadco, and future operation and maintenance costs, which will be incurred and expended over the estimated life of the program of the next 28 years, are estimated at between $40,000 and $100,000 per year. In the summer of 1998, NYSDEC took additional samples from a wetland area near Hadco's Owego facility. Analytical reports of earlier sediment samples indicated the presence of certain inorganics. The new samples showed elevated levels of certain metals, but NYSDEC has not made a determination as to the potential source of such metals, the remedial action to be taken, or the persons to undertake and/or pay for any remediation. Hadco and/or other third parties may be required to conduct additional investigations and remediation at that location, the costs of which are currently indeterminable.

     Hadco commenced the operation of a groundwater extraction system at its Derry, New Hampshire facility to address certain groundwater contamination and groundwater migration control issues. Further investigation is underway to determine the areal extent of the groundwater contaminant plume. Because of the uncertainty regarding both the quantity of contaminants beneath the building at the site and the long-term effectiveness of the groundwater migration control system Hadco has installed, it is not possible to make a reliable estimate of the length of time remedial activity will have to be performed. However, it is anticipated that the groundwater extraction system will be operated for at least 30 years. Hadco may be required to conduct additional investigations and remediation relating to the Derry facility. The total costs of such groundwater extraction system and of conducting any additional investigations and remediation relating to the Derry facility are not fully determinable.

     Hadco is one of 33 entities which have been named as potentially responsible parties in a lawsuit pending in the federal district court of New Hampshire concerning environmental conditions at the Auburn Road, Londonderry, New Hampshire landfill site. Local, state and federal entities and certain other parties to the litigation seek contribution for past costs, totaling approximately $20 million, allegedly incurred to assess and remediate the Auburn Road site. In December 1996, following publication and comment period, the EPA amended the ROD to change the remedy at the Auburn Road site from active groundwater remediation to future monitoring. In June 1999, Hadco entered into a Consent Decree with 30 of the defendants and third-party defendants. The Consent Decree was approved by the Court in March 2000. Under the terms of the Consent Decree, Hadco is a cash-out party and does not have responsibility for performance of ongoing remedial or monitoring work at the site.

     From 1974 to 1980, Hadco operated a printed circuit manufacturing facility in Florida as a lessee. This property is the subject of a pending lawsuit in the circuit court for Broward County, Florida (the "Florida Lawsuit") and an investigation by the Florida Department of Environmental Protection a("FDEP"). In connection with the investigation, Hadco and others have participated in alternative dispute resolution regarding the site with an independent mediator. Mediation sessions began in 1992 and continued over the next several years through May 1998. In June 1995, Hadco and Gould, Inc., another prior lessee of the site, were joined as third-party defendants in the pending Florida lawsuit by a party who had previously been named as a defendant when the Florida lawsuit was commenced in 1993 by the FDEP. As a result of the mediation, a Settlement Agreement was entered into among Hadco, Gould and the FDEP in March 1999. The third-party complaints against Hadco and Gould in the pending Florida lawsuit were dismissed. The Settlement Agreement provides that Hadco and Gould will undertake remedial action based on a Supplemental Contamination Assessment Report and a later Feasibility Study, which has been prepared by a consultant to Hadco and Gould and approved by FDEP. The estimated cost of the recommended source removal described in the Feasibility Study is approximately $165,000, and for ongoing monitoring and remediation is approximately $2.1 million. Actual remedial activities have not yet commenced but are expected to begin in the near future.

     In March 1993, the EPA notified Hadco Santa Clara of its potential liability for maintenance and remediation costs in connection with a hazardous waste disposal facility operated by Casmalia Resources, a California Limited Partnership, in Santa Barbara County, California. The EPA identified Hadco Santa Clara as one of the 65 generators which had disposed of the greatest amounts of materials at the site. Based on the total tonnage contributed by all generators, Hadco Santa Clara's share is estimated at approximately 0.2% of the total weight.

     The Casmalia site was regulated by the EPA during the period when the material was accepted. There is no allegation that Hadco Santa Clara violated any law in the disposal of material at the sites. Rather the EPA's actions stemmed from the fact that Casmalia Resources may not have the financial means to implement a closure plan for the site and because of Hadco Santa Clara's status as a generator of hazardous waste.

     In June 1997, the United States District Court in Los Angeles, California approved and entered a Consent Decree among the EPA and 49 entities (including Hadco Santa Clara) acting through the Casmalia Steering Committee (CSC). The Consent Decree sets forth the terms and conditions under which the CSC will carry out work aimed at final closure of the site. Certain closure activities will be performed by the CSC. Later work will be performed by the CSC, if funded by other parties. Under the Consent Decree, the settling parties will work with the EPA to pursue the non-settling parties to ensure they participate in contributing to the closure and long-term operation and maintenance of the facility.

     The EPA will continue as the lead regulatory agency during the final closure work. Because long-term maintenance plans for the site will not be determined for a number of years, it has not yet been decided which regulatory agency will oversee this phase of the work plan or how the long-term costs will be funded. However, the Consent Decree provides a mechanism for ensuring that an appropriate federal, state or local agency will assume regulatory responsibility for long-term maintenance.

FAILURE TO MANAGE OUR GROWTH MAY SERIOUSLY HARM OUR BUSINESS.

        Our business has grown in recent years through both internal expansion and acquisitions, and continued growth may cause a significant strain on our infrastructure and internal systems. To manage our growth effectively, we must continue to improve and expand our management information systems. We will face additional growth management challenges, particularly if we expand in Asia and Latin America and if we undertake additional new acquisition and OEM divestiture transactions. If we are unable to manage growth effectively, our results of operations will be harmed.

OUR EXISTING INTERNATIONAL OPERATIONS AND OUR PLANS TO EXPAND INTERNATIONAL OPERATIONS INVOLVE ADDITIONAL RISKS, AND FAILURE TO EFFECTIVELY EXPAND INTERNATIONALLY COULD HARM OUR OPERATING RESULTS.

        We opened our first overseas facility, located in Dublin, Ireland, in June 1997. In addition, we operate electronic assembly operations in Chateaudun, France, Sundsvall, Sweden and Aanekoski, Tikkakoski, Finland. If the acquisition of Hadco is completed, we will acquire a manufacturing facility for printed circuits in Malaysia. A number of risks are inherent in international operations and transactions. International sales and operations may be limited or disrupted by the imposition of government controls, export license requirements, political instability, trade restrictions, changes in tariffs, and difficulties in staffing, coordinating communications among and managing international operations. Additionally, our business and operating results may be harmed by fluctuations in international currency exchange rates as well as increases in duty rates, difficulties in obtaining export licenses, constraints on our ability to maintain or increase prices, and competition. We cannot assure you that we will realize the anticipated strategic benefits of our expansion in Ireland or that our international operations will contribute positively to our business and operating results.

        In addition, to respond to competitive pressures and customer requirements, we plan to expand internationally in lower cost locations, particularly Asia and Latin America. As a result of this proposed expansion, we could encounter difficulties in scaling up production at overseas facilities or in coordinating our United States and international operations. In addition, we may not realize anticipated revenue growth at new international operations. We may elect to establish start-up operations rather than acquiring existing businesses, which would require us to recruit management and other personnel and build a customer base at a completely new operation. Accordingly, unanticipated problems we encounter in establishing new international operations could harm our business and operating results and cause our stock price to decline.

THE PRICE OF OUR COMMON STOCK MAY BE VOLATILE, AND THE VALUE OF YOUR INVESTMENT COULD DECLINE.

        The trading price of our common stock has been and could in the future be subject to significant fluctuations in response to variations in quarterly operating results, developments in the electronics industry, general economic conditions, changes in securities analysts' recommendations regarding our securities and other factors. In addition, the stock market in recent years has experienced significant price and volume fluctuations which have affected the market prices of technology companies and which have been unrelated to or disproportionately impacted by the operating performance of such companies. These broad market fluctuations may cause the market price of our common stock to decline, which would diminish the value of your investment.

WE DEPEND ON CERTAIN KEY PERSONNEL, AND THE LOSS OF KEY PERSONNEL MAY HARM OUR BUSINESS.

        Our future success depends in large part on the continued service of our key technical and management personnel and on our ability to continue to attract and retain qualified employees, particularly those highly skilled design, process and test engineers involved in the manufacture of existing products and the development of new products and processes. The competition for such personnel is intense, and the loss of key employees, none of whom is subject to an employment agreement for a specified term or a post-employment non-competition agreement, could harm our business.

IF WE HAVE NOT ADEQUATELY PREPARED FOR THE TRANSITION TO YEAR 2000, OUR BUSINESS COULD BE HARMED.

        We have executed a plan designed to make our computer systems, applications, computer and manufacturing equipment and facilities year 2000 ready. To date, none of our systems, applications, equipment or facilities have experienced material difficulties from the transition to year 2000. However, it is possible that material difficulties could be discovered or could arise. We cannot guarantee that our year 2000 readiness plan has been successfully implemented, and actual results could still differ materially from our plan. In addition, we have communicated with our critical suppliers to determine the extent to which we may be vulnerable to such parties' failure to resolve their own year 2000 issues. Where practicable, we have attempted to mitigate our risks with respect to the failure of these entities to be year 2000 ready. The effect, if any, on our results of operations from any failure of such parties to be year 2000 ready cannot yet be determined.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        Some of the statements under "Prospectus Summary," "Risk Factors," and elsewhere in this prospectus constitute forward-looking statements. These statements involve known and unknown risks, uncertainties an other factors that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Such factors include those listed under "Risk Factors" and elsewhere in this prospectus.

        This prospectus contains forward-looking statements. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," or "continue" or the negative of such terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially. In evaluating these statements, you should specifically consider various factors, including the risks outlined under "Risk Factors." These factors may cause our actual results to differ materially from any forward-looking statement.

        Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of such statements. We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform to such statements to actual results.

                                 USE OF PROCEEDS

        We will not receive any proceeds from the sale of the shares by the selling stockholders in the offering. We will pay for costs relative to the registration of the shares.


                              SELLING STOCKHOLDERS



        In this prospectus, we refer to the entities or individuals listed below and any family member, trust or trust instrument to whom they may rightfully transfer their shares as "selling stockholders." The following table sets forth certain information as of June 30, 2000 with respect to each selling stockholder:

                                          SHARES
                                          OFFERED              SHARES BENEFICIALLY
NAME OF SELLING STOCKHOLDER               HEREBY(1)        OWNED AFTER OFFERING(1)(2)
                                         ----------       ----------------------------
                                                            Number       Percent
                                                          ----------------------------
Rune Glavare..........................    325,173             -             *
Kjell Hogstrom........................    325,173             -             *
Lennart Svantesson....................     38,000             -             *
Ulf Lundkvist.........................     10,201             -             *
Lars Bergqvist........................     10,201             -             *
Per Myrstrom..........................     10,201             -             *
Claudia Haggstrom.....................      6,376             -             *
Orjan Soderberg.......................      6,376             -             *
Marita Sjodin.........................      6,376             -             *
Tord Berggren.........................      6,376             -             *
Veli-Matti Helenius...................     27,585             -             *
Ilkka Keskinen........................     23,004             -             *
Oiva Peltokangas......................     20,158             -             *
Hannu Siltanen........................     19,566             -             *
Eero Hernesmaa........................      9,763             -             *
Bernt Andersson.......................      6,619             -             *
Christer Hermansson...................      6,619             -             *
Juha Koskinen.........................      6,619             -             *
Antti Jokkitalo.......................      1,653             -             *
Goran Lundbom.........................      5,100             -             *
NC III Ltd............................      3,724             -             *
Nordic Capital III Alpha LP...........    295,986             -             *
Nordic Capital III Beta LP............    216,741             -             *
Handelsbanken Liv Forsakringsaktiebola     46,611             -             *
Atle AB...............................     34,961             -             *
Allmanna Pensionsfonden, sjatte
  fondstyrelsen.......................     69,911             -             *
Investment AB Bure....................     69,911             -             *
Kommunernas Pensionsforsakring........     11,650             -             *
Allmanna Pensionsfonden, sjatte
  fondstyrelsen.......................    384,597             -             *



---------------------

*       Less than 1%.


(1) The rules and regulations of the Commission determine beneficial ownership. Such beneficial ownership generally includes voting or investment power with respect to securities. Beneficial ownership is based on information as of June 30, 2000 and assumes that there is outstanding an aggregate of 131,223,773 shares of Common Stock. As of June 30, 2000, no options had been issued to the selling stockholders named in this prospectus. Except as subject to community property laws where applicable, we believe, based on information furnished by the selling stockholders, that the person named in the above table above has sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by him.


(2) Assumes the sale of all shares offered by this Prospectus and no other purchases or sales of our Common Stock. See "Plan Of Distribution."

                              PLAN OF DISTRIBUTION

        The selling stockholders may sell the shares separately or together, from time to time on the over-the-counter market at prices and on terms prevailing at the time of any such sale. Any such sale may be made:

        -      in broker's transactions through broker-dealers acting as agents;

        -      in transactions directly with market makers; or

        - in privately negotiated transactions where no broker or other third party (other than the purchaser) is involved.

The selling stockholders will pay:

        -      selling commissions or brokerage fees, if any;

        -      all applicable transfer taxes; and

        - all fees and costs of counsel incurred in connection with the sale.

During such time as the selling stockholders may be attempting to sell shares registered hereunder, they will:

               (1) not engage in any stabilization activity in connection with any of our securities;

               (2) furnish copies of this prospectus, as supplemented or amended to each person to whom shares may be offered; and

               (3) not bid for or purchase any of our securities other than as permitted under the Exchange Act.

        The selling stockholders, and any other persons who participate in the sale of the shares, may be deemed to be "Underwriters" as defined in the Securities Act. Any commissions paid or any discounts or concessions allowed to any such persons, and any profits received on resale of the shares, may be deemed to be underwriting discounts and commissions under the Securities Act.

        With regard to the shares, we have agreed to maintain the effectiveness of this registration statement until two years after the effective date of this registration statement or less if the distribution described herein has become effective.

        We will bear all costs, expenses and fees in connection with the registration of the shares. The selling stockholders will bear all commissions and discounts, if any, attributable to the sale of the shares. We agreed to indemnify the selling stockholders against certain liabilities, including liabilities under the Securities Act. The selling stockholders have agreed to indemnify us against certain liabilities, including liabilities under the Securities Act.


                                  LEGAL MATTERS

        The validity of the shares of common stock offered hereby has been passed upon for Sanmina by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California. As of the date of this prospectus, investment partnerships composed of individuals associated with Wilson Sonsini Goodrich & Rosati and attorneys who are members of or are employed by beneficially own an aggregate of approximately 25,750 shares of Sanmina's common stock. Mario M. Rosati, one of our directors, and Christopher D. Mitchell, our secretary, are members of Wilson Sonsini Goodrich & Rosati.


                                     EXPERTS

        The audited financial statements and schedule incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                    WHERE YOU CAN FIND ADDITIONAL INFORMATION

        This prospectus constitutes a part of a registration statement on Form S-3 filed by us with the SEC under the Securities Act. This prospectus does not contain all of the information set forth in the registration statement, parts of which are omitted in accordance with the rules and regulations of the SEC. For further information about Sanmina and the shares of common stock offered, reference is made to the registration statement. Statements contained in this prospectus concerning the provisions of any document are not necessarily complete, and each such statement is qualified in its entirety by reference to the copy of such document filed with the SEC.

        We file annual, quarterly and special reports, proxy statements, and other information with the SEC. You may read and copy any document we file at the SEC's public reference facilities at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's following Regional Offices: Suite 1400, Northwest Atrium Center, 500 West Madison Street, Chicago, Illinois 60661; and 13th Floor, Seven World Trade Center, New York, New York 10048. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public at the SEC's web site at http://www.sec.gov. Additional information about us may be found on our web site at http://www.sanmina.com. Information contained on our web site does not constitute part of this prospectus.

                      INFORMATION INCORPORATED BY REFERENCE

        The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. The most recent information that we file with the SEC automatically updates and supersedes more dated information. We incorporate by reference the documents listed below, and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, until the offering is completed.

        The documents we incorporate by reference are:

        1. Our Annual Report on Form 10-K for the fiscal year ended October 2, 1999;

        2. Our Quarterly Report on Form 10-Q for the quarter ended January 1, 2000;

        3. Our Quarterly Report on Form 10-Q/A for the period ended January 1, 2000;

        4. Our Quarterly Report on Form 10-Q for the quarter ended April 1 , 2000; and

        5. The description of our common stock contained in our registration statement on Form 8-A as filed with the SEC on February 19, 1993.

        Any statement contained in a document that is incorporated by reference will be modified or superceded for all purposes to the extent that a statement contained in this prospectus (or in any other document that is subsequently filed with the Commission and incorporated by reference) modifies or is contrary to that previous statement. Any statement so modified or superceded will not be deemed a part of this prospectus except as so modified or superceded.

        You may request a copy of these filings, at no cost, by writing or telephoning us at the following address: Investor Relations, Sanmina Corporation, 2700 North First Street, San Jose, CA 95134, telephone: (408) 964-3500.

        You should rely only on the information incorporated by reference or provided in this prospectus or a prospectus supplement or amendment. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. Also, this prospectus does not offer to sell any securities other than the securities covered by this prospectus. You should not assume that the information in this prospectus or a prospectus supplement or amendment is accurate as of any date other than the date on the front of the document.

        Shares of our common stock are traded as "National Market Securities" on the Nasdaq National Market. Documents we file can be inspected at the offices of the National Association of Securities Dealers, Inc., Reports Section, 1735 K Street, N.W., Washington, D.C. 20006.

                                          [SANMINA LOGO]

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

        The following table shows the costs and expenses, payable by Sanmina in connection with the sale of common stock being registered. All amounts are estimates except the SEC registration fee, the NASD filing fee and the Nasdaq National Market listing fee.


SEC registration fee ...........        $44,352
Legal fees and expenses ........          5,747
Accounting fees and expenses ...          5,000
Miscellaneous expenses .........          2,501
                                        -------
  Total ........................        $57,600
                                        =======



ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

        Section 145 of the Delaware General Corporation Law permits a corporation to include in its charter documents and in agreements between the corporation and its directors and officers, provisions expanding the scope of indemnification beyond that specifically provided by the current law.

        Article X of Sanmina's Amended and Restated certificate of incorporation provides for the indemnification of directors to the fullest extent permitted under Delaware law.

        Article VI of Sanmina's bylaws provides for the indemnification of officers, directors and third parties acting on behalf of the corporation to the fullest extent permitted under the General Corporation Law of Delaware.

        Sanmina has entered into indemnification agreements with its directors and executive officers, in addition to indemnification provided for in Sanmina's bylaws, and intends to enter into indemnification agreements with any new directors and executive officers in the future.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling Sanmina pursuant to the foregoing provisions, Sanmina has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

        At present, there is no pending litigation or proceeding involving a director, officer, employee, or other agent of Sanmina in which indemnification is being sought, nor is Sanmina aware of any threatened litigation that may result in a claim for indemnification by any director, officer, employee, or other agent of Sanmina.

ITEM 16. EXHIBITS

     2.1          Shareholder Agreement dated May 31, 2000 among Sanmina Corporation and the signatories listed thereon.
     5.1          Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation
    23.1          Consent of Arthur Andersen LLP Independent Public Accountants
    23.2          Consent of Counsel (included in Exhibit 5.1)
    24.1          Power of Attorney (See II-3)


ITEM 17. UNDERTAKINGS

   Sanmina undertakes:

        1. That, for the purpose of determining any liability under the Securities Act, each filing of Sanmina's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act, (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange
Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of these securities at that time shall be deemed to be the initial bona fide offering thereof.

        2. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Sanmina pursuant to the foregoing provisions, or otherwise, Sanmina has been advised that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Sanmina of expenses incurred or paid by a director, officer, or controlling person of Sanmina in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, Sanmina will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        3. For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

        4. For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, Sanmina certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on the 14th day of June, 2000.

                          SANMINA CORPORATION

                          By:                   /s/ MARK LUSTIG
                             ---------------------------------------------------
                                                  Mark Lustig
                               Acting Principal Financial and Accounting Officer


                                POWER OF ATTORNEY

        KNOW ALL PERSONS BY THESE PRESENTS, that each such person whose signature appears below constitutes and appoints, jointly and severally, Randy
W. Furr and Mark Lustig their attorneys-in-fact, each with the power of substitution, for him in any and all capacities, to sign any amendments to this registration statement on Form S-3 (including post-effective amendments), to sign any registration statement for the same offering covered by this registration statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, thereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutions, may do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

                  SIGNATURE                                       TITLE                            DATE
                  ---------                                       -----                            ----
               /s/   JURE SOLA                         Chief Executive Officer and            June 14, 2000
--------------------------------------------        Chairman of the Board of Directors
                  Jure Sola                           (Principal Executive Officer)


             /s/   RANDY W. FURR                                 Director                     June 14, 2000
--------------------------------------------
                Randy W. Furr


              /s/   MARK LUSTIG                 Acting Principal Financial and Accounting     June 14, 2000
--------------------------------------------                     Officer
                 Mark Lustig


               /s/ JOHN BOLGER                                   Director                     June 14, 2000
--------------------------------------------
                 John Bolger


              /s/   NEIL BONKE                                   Director                     June 14, 2000
--------------------------------------------
                 Neil Bonke


            /s/   MARIO M. ROSATI                                Director                     June 14, 2000
--------------------------------------------
               Mario M. Rosati


             /s/   JOSEPH SCHELL                                 Director                     June 14, 2000
--------------------------------------------
                Joseph Schell


         /s/   BERNARD VONDERSCHMITT                             Director                     June 14, 2000
--------------------------------------------
            Bernard Vonderschmitt

                                INDEX TO EXHIBITS

   EXHIBIT
   NUMBER                                   DESCRIPTION
   ------                                   -----------
     2.1          Shareholder Agreement dated May 31, 2000 among Sanmina Corporation and the signatories listed thereon.
     5.1          Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation
    23.1          Consent of Arthur Andersen LLP Independent Public Accountants
    23.2          Consent of Counsel (included in Exhibit 5.1)
    24.1          Power of Attorney (See II-3)